Exhibit 10(xi)

                     2005 Schedule of Director Compensation


In 2005, the directors of the Company and the Bank other than the Chairman of the Board are compensated for their services in the amount of $750 per board meeting held. All directors, other than inside directors, also receive a fee of $450 for each committee meeting held. The Chair of the Audit Committee receives a fee of $1,800 for each Audit Committee meeting held. All other committee chairpersons receive $600 for each committee meeting held. The Chairman of the Board of Directors receives an annual fee of $36,000 and does not receive any additional compensation for meetings attended.

Directors may defer receipt of fees into a grantor trust established by the Company. Amounts which are deferred are invested in various mutual funds at the participant's direction.